Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 28, 2013

First Quarter 2014 Net Income was $6.8 Million

Quarterly Overview:

–	Net sales decreased by 0.5%

–	Sales volume increased by 14.0%

–	Gross profit decreased by 3.9%

–	Net income decreased by 10.1%

Elgin, IL, October 28, 2013 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2014. Net income for the first quarter of fiscal 2014 was $6.8 million, or $0.61 per share diluted, compared to $7.5 million, or $0.69 per share diluted, for the first quarter of fiscal 2013. Approximately 50% of the $0.8 million decline in net income was attributable to the first quarter of fiscal 2013 containing a pre-tax gain on sale of assets of $0.6 million.

Net sales decreased slightly to $176.7 million in the first quarter of fiscal 2014 from net sales of $177.5 million for the first quarter of fiscal 2013 while sales volume, which is defined as pounds sold to customers, increased by 14.0%. The favorable impact on net sales from the sales volume increase was offset by lower selling prices. Selling prices decreased mainly in pecan and peanut products in response to lower acquisition costs. Competitive pricing pressure at two of our major private brand customers also contributed to the overall decrease in selling prices. Sales volume increased in the contract packaging, commercial ingredients and consumer distribution channels, and sales volume increased for all major product types except cashews and walnuts, both of which were relatively unchanged. The sales volume increase in the contract packaging distribution channel came primarily from new product launches and increased promotional activity implemented by a major existing customer. The sales volume increase in the commercial ingredients distribution channel was due primarily to increases in sales of (i) lower-priced products such as peanut crushing stock due to a record peanut harvest, (ii) almond products as a result of distribution gains achieved by a major existing customer and (iii) pecan products due to the favorable impact on customer demand from lower selling prices. The sales volume increase in the consumer distribution channel primarily came from increased sales of private brand trail mix, snack nut and peanut butter products. Increased sales of Orchard Valley Harvest produce products also contributed to the sales volume increase. The increase in sales volume for these products was partially offset by a sales volume decrease in Fisher inshell peanut products due to reduced distribution at a major Fisher snack nut customer as a result of competitive pricing pressure. Fisher recipe nut sales volume declined marginally mainly due to reduced merchandising activity at a major Fisher recipe nut customer.

Gross profit decreased by $1.2 million, and gross profit margin, as a percentage of net sales, decreased to 16.6% for the first quarter of fiscal 2014 compared to 17.2% for the first quarter of fiscal 2013. The decreases in the gross profit and gross profit margin occurred primarily because of reduced selling prices to two of our major private brand customers caused by competitive pricing pressure. The decreases in gross profit and gross profit margin were offset in part by manufacturing efficiency improvements achieved during the quarter and the increase in sales volume. The increase in sales volume did not fully offset the reduction in gross profit and gross profit margin because the sales volume increase was generated mainly by increases in sales of lower-priced products.

Total operating expenses for the first quarter of fiscal 2014 increased to $17.0 million from $16.7 million for the first quarter of fiscal 2013. The increase in total operating expenses in the quarterly comparison occurred because total operating expenses in the first quarter of fiscal 2013 included a $0.6 million gain on the sale of assets.

Interest expense declined by $0.2 million in the quarterly comparison mainly due to a reduction in short-term and long-term debt.

The value of total inventories on hand at the end of the first quarter of fiscal 2014 increased by $23.4 million, or 17.4%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2013. The increase in total inventory value was attributable primarily to increased quantities of raw nut input stocks and finished goods to support increasing sales volume. The weighted average cost per pound of raw nut input stocks on hand at the end of the first quarter of fiscal 2014 decreased by 15% over the weighted average cost at the end of the first quarter of fiscal 2013. The decrease in the weighted average cost per pound in the quarterly comparison was mainly attributable to lower acquisition costs for peanuts and pecans which were offset in part by higher acquisition costs for almonds.

“As you may recall, we reported record first quarter net sales and net income last fiscal year,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Notwithstanding the challenges we faced in the current first quarter, such as competitive pricing pressure with some of our major customers, we nearly matched those record levels, especially after factoring out the unfavorable impact on net income from sales of assets in the quarterly comparison. Significantly lower peanut selling prices compared to peanut selling prices in last year’s first quarter also put additional pressure on net sales and gross profit in the current first quarter,” Mr. Sanfilippo noted. “We recognized these challenges early on and responded to them by achieving meaningful efficiency improvements in our operations in continuance of our lean manufacturing efforts and by gaining new sales volume in our contract packaging and commercial ingredients distribution channels with existing key customers. As mentioned above, we were not provided with the opportunity to merchandise Fisher recipe nuts at a major Fisher recipe nut customer in the current first quarter that was provided by that customer in last year’s first quarter. We also saw a sales volume decline for Fisher recipe nuts at certain government customers due to the sequester. Despite these challenges at these Fisher recipe nut customers, Fisher recipe nut share grew in both dollar and pound terms in the quarterly comparison according to Nielsen data,” Mr. Sanfilippo stated. “I am especially proud of the efforts of our employees in meeting these challenges and delivering a strong first quarter,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Tuesday, October 29, 2013, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-680-0878 from the U.S. or 617-213-4855 internationally and enter the participant passcode of 41569139. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 26, 2013	September 27, 2012
Net sales	$176,697	$177,507
Cost of sales	147,328	146,934

Gross profit	29,369	30,573

Operating expenses:
Selling expenses	9,899	10,179
Administrative expenses	7,142	6,525

Total operating expenses	17,041	16,704

Income from operations	12,328	13,869

Other expense:
Interest expense	1,086	1,246
Rental and miscellaneous expense, net	513	530

Total other expense, net	1,599	1,776

Income before income taxes	10,729	12,093
Income tax expense	3,954	4,559

Net income	$6,775	$7,534

Basic earnings per common share	$0.62	$0.70

Diluted earnings per common share	$0.61	$0.69

Weighted average shares outstanding
— Basic	10,960,737	10,796,682

— Diluted	11,096,974	10,956,108

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 26, 2013	June 27, 2013	September 27, 2012
ASSETS
CURRENT ASSETS:
Cash	$1,195	$834	$2,471
Accounts receivable, net	50,498	49,509	63,927
Inventories	158,066	158,706	134,617
Deferred income taxes	3,670	3,723	4,823
Prepaid expenses and other current assets	2,892	4,843	2,893
Assets held for sale	6,175	6,175	—

	222,496	223,790	208,731

PROPERTIES, NET:	133,793	133,847	144,595

OTHER LONG-TERM ASSETS:
Intangibles, net	7,218	7,875	10,177
Deferred income taxes	1,002	827	—
Other	8,752	8,405	7,726

	16,972	17,107	17,903

	$373,261	$374,744	$371,229

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$27,842	$31,867	$38,067
Current maturities of long-term debt	8,539	8,690	12,496
Accounts payable	44,502	43,741	38,284
Book overdraft	1,914	1,052	932
Accrued expenses	14,714	23,448	17,688
Income taxes payable	2,797	—	4,120

	100,308	108,798	111,587

LONG-TERM LIABILITIES:
Long-term debt	32,980	33,665	35,718
Retirement plan	12,692	12,615	13,400
Deferred income taxes	—	—	646
Other	4,767	4,362	979

	50,439	50,642	50,743

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	84	84	83
Capital in excess of par value	106,434	106,132	104,084
Retained earnings	120,205	113,430	110,093
Accumulated other comprehensive loss	(3,031)	(3,164)	(4,183)
Treasury stock	(1,204)	(1,204)	(1,204)

	222,514	215,304	208,899

	$373,261	$374,744	$371,229

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